EXHIBIT 99.1
Contact:
J. Marc Lewis, Vice President-Investor Relations
305-406-1815
305-406-1886 fax
marc.lewis@mastec.com
For Immediate Release
MasTec Announces Install-to-the-Home Demand Growth Requires
Aggressive New Recruiting and Retention Plan
Coral Gables, FL (September 5, 2007) — MasTec, Inc. (NYSE: MTZ) today announced that work order demand for the Company’s satellite install-to-the-home business is at the highest level in MasTec’s history. Although management has been actively and aggressively recruiting service technicians to meet this unprecedented demand, MasTec has been challenged to keep up with customer volume.
The Company continues to evaluate and modify recruiting, retention, training and compensation policies to increase technician resources and improve customer service levels. During the 3rd Quarter, the Company will hire approximately 1,500 technicians to meet these increasing demands. This recruiting activity will result in increased costs associated with hiring and training, as well as negatively impact overall productivity.
While the initial investment costs of this plan are high, and will have a short-term negative effect on revenue and margins, the long-term benefits should include substantial increases in volume, productivity and profitability of this skilled and valuable work force.
The increased recruiting activity, modification to the compensation policies and increased training began in early August, after our second quarter earnings call. As a result, MasTec is now revising its annual guidance to reflect the short-term earnings impact. Earnings from continuing operations are now expected in the range of $0.78 — $0.82 per diluted share, representing a 30 to 37 percent increase over 2006. The Company expects the impact of the initiatives to be largest in the third quarter. The company is now projecting revenue to increase 9.0% — 9.5% year over year.
While the Company does not normally give quarterly guidance, this year will be difficult for outside analysts and investors to forecast and therefore the Company is providing limited guidance for the third quarter of 2007. MasTec currently expects third quarter revenue to be approximately $265 million with earnings from continuing operations of $0.18 to $0.20 per diluted share. This guidance does not include any impact of litigation, either positive or negative.
MasTec discloses its material litigation and has frequently commented on these cases. The majority of the litigation has been referred to by the Company as legacy litigation,

generally older cases, mostly not related to current operations. The litigation primarily relates to lawsuits filed by MasTec to collect old accounts receivable and the related counter claims and much of the litigation relates to the period from 2001 through 2004. The current net book value of the accounts receivable in litigation or dispute is approximately $28 million. We will continue to evaluate the collectibility of these receivables to determine the appropriate carrying value.
Jose Mas, MasTec’s President and CEO noted, “We are stepping up to meet our customer’s demands. Not being able to keep up with installation demand caused by the unprecedented volume growth at our largest customer is disappointing and unacceptable. We have taken immediate steps to make the necessary improvements in our business model in order to better meet this increasing demand. The investments we are making between now and year end will involve some short-term costs, but should yield very rewarding long term benefits as we expect demand to continue to increase. Our efforts to increase our workforce, offer better training programs to our technicians, and improve their compensation model should lead to a very dedicated workforce and significantly reduce technician churn. This should allow us to take advantage of future opportunities.”
MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and earnings per share may differ from that projected, that we may be impacted by business and economic conditions affecting our customers, material changes in estimates for legal costs or case settlements, the highly competitive nature of our industry, dependence on a limited number of customers, the ability of our customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts, the adequacy of our insurance and other reserves and allowances for doubtful accounts, restrictions imposed by our credit facility and senior notes, the outcome of our plans for future operations, growth, and services, including backlog and acquisitions , as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.